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                    June 16, 2022

       Matthew F. Unger
       Chief Financial Officer
       Omega Flex, Inc.
       451 Creamery Way
       Exton, PA 19341

                                                        Re: Omega Flex, Inc.
                                                            Form 10-K for the
Year Ended December 31, 2021
                                                            Filed March 14,
2022
                                                            File No. 000-51372

       Dear Mr. Unger:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Manufacturing